Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

March 23, 2015

Pricing Supplement Addendum No. 859 dated March 23, 2015

To the Pricing Supplement No. VLS ETN-3/A18 dated February 4, 2015,

Prospectus Supplement dated March 23, 2012 and

the Prospectus, as Amended in the Post-Effective Amendment

to the Registration Statement filed on March 19, 2015

VelocityShares™ 3x Long Natural Gas ETN Linked to the S&P GSCI® Natural Gas Index ER due February 9, 2032 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D571/US22542D5712

NYSE Arca Ticker Symbol:	UGAZ

Aggregate Offering Price of ETNs:	$66,628,440

Public Offering Price per ETN:	$2.5976

Principal Amount of ETNs:	$1,282,500,000

Principal Amount per ETN:	$50

Trade Date:	March 23, 2015

Settlement Date:	March 26, 2015

Agent:	Credit Suisse Securities (USA) LLC ("CSSU"), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent's Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor's option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled "Supplemental Plan of Distribution (Conflicts of Interest)" in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See "Risk Factors" beginning on page PS-17 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse